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                                                                    EXHIBIT 99.1

                            [OneWorld Systems Logo]


FOR IMMEDIATE RELEASE


Contact:
     Heidi Palmer
     OneWorld Systems, Inc.
     Phone: (408)523-2204
     Email: heidi_palmer@oneworldsystems.com



                  ROGER ROBERTS, FORMER CEO OF CITRIX SYSTEMS,
                 JOINS THE ONEWORLD SYSTEMS BOARD OF DIRECTORS


SUNNYVALE, Calif., - May 3, 1999 -- OneWorld Systems, (TM) Inc. (OTC BB: OWLD) announced today that Roger W. Roberts, the former President and CEO of Citrix Systems, Inc., has joined the Board of Directors of the Company. Roberts replaces Eugene Eidenberg, Advisory Director at Hambrecht & Quist, who resigned after having been on the Company's Board of Directors since July 1996. This change in the Board of Directors is effective immediately.

     "Roger's knowledge of our distribution channel and markets, and his experience building a high-growth, high technology brand at Citrix, will be invaluable to OneWorld Systems," said Neil Selvin, President and Chief Executive Officer of OneWorld Systems, Inc. "We are very pleased to have Roger join our Board. I'd also like to take this opportunity to thank Gene for his counsel during the Company's transition. His expertise has been valuable and we appreciate his advice and support during this period," said Selvin.

     "I am looking forward to working with OneWorld Systems' management team as it continues to develop its network communications products, and its marketing and sales programs for the rapidly growing small and medium business market," said Roberts. "It's an exciting time for the company and I'm very pleased to be part of OneWorld Systems' growth."

     Roberts was chief executive officer of Citrix Systems from 1990 to December 1998, leading Citrix from a raw technology start-up to a highly successful public company, with a market capitalization in excess of three billion dollars. He also served as president and secretary from 1990 to 1997. Early in his career at Citrix, Roberts raised over $15 million in private equity over four financing rounds from three leading venture firms: Kleiner, Perkins, Caufield and Byers; Sevin Rosen Funds; and Mayfield Fund. Additionally, in 1991, he brought in strategic corporate investments from both Microsoft and Intel. He led Citrix through one of the most successful initial public offerings of 1995, and followed up in June, 1996 with an equally successful $75 million secondary offering. In January 1998,
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Citrix was selected to the Nasdaq 100 and subsequently named to the Standard &
Poors 400 Index. Citrix is currently recognized as the leader of the rapidly emerging thin client/server computing market.

     Prior to joining Citrix, Roberts was at Texas Instruments for twenty years, where he held a variety of technical, marketing, and general management positions. He was recognized at one point in his career as one of the top 80 technical professionals at Texas Instruments worldwide.

About OneWorld Systems

     OneWorld Systems, Inc. is headquartered in Sunnyvale, California and develops and manufactures products that enhance and simplify wide-area network communications for the small and medium size office markets. OneWorld(R) Network Communications Servers are designed to be versatile, easy to use, cost-effective and expandable as small offices grow. Formerly known as Global Village Communication, Inc., OneWorld Systems, Inc. is publicly traded on the Over The Counter Bulletin Board market as OWLD. For more information, visit the company's website at http://www.oneworldsystems.com, or call toll-free in North America at
           -------------------------------
1-877-697-2537.


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Note to Editors: OneWorld is a registered trademark and OneWorld Systems and the
OneWorld Systems logo are trademarks of OneWorld Systems, Inc., which may be registered in some countries. All other brand names and trademarks are properties of their respective owners.